UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2023 (May 4, 2023)

ARCONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39162	84-2745636
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

201 Isabella Street, Suite 400 Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive Offices)	(Zip Code)

412-992-2500

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ARNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 4, 2023, Arconic Corporation (the “Company” or “Arconic”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arsenal AIC Parent LLC, a Delaware limited liability company (“Parent”), and Arsenal AIC MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”), and the transaction includes a minority investment from Irenic Capital Management LP (“Irenic”).

The Merger Agreement provides that, among other things, and on the terms and subject to the conditions of the Merger Agreement, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and (b) at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.01 per share (each such share, a “Share” and collectively, the “Common Shares”) (other than (i) Shares issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by the Company and Shares issued and outstanding immediately prior to the Effective Time that are owned or held by (x) any wholly owned subsidiary of the Company or (y) Parent or any of its direct or indirect wholly owned subsidiaries (including Merger Sub), other than, in each case, Shares held in a fiduciary, representative or other capacity on behalf of third parties, and (ii) Shares issued and outstanding immediately prior to the Effective Time that are held by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect to such Shares in accordance with, and who have complied with, Section 262 of the General Corporation Law of the State of Delaware and have not failed to perfect, effectively withdrawn or lost their right to appraisal and payment under Delaware law with respect to such Shares), will be automatically converted into the right to receive $30.00 in cash (the “Merger Consideration”), without interest.

The Board of Directors of the Company (the “Board”) has approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement. The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a stockholder meeting that will be held on a date, and at a time and place, to be announced when finalized.

The Merger Agreement provides that, following the Effective Time, the Common Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

Treatment of Company Equity Awards

At the Effective Time, on the terms and subject to the conditions of the Merger Agreement, each then-outstanding stock option award, restricted share unit award (a “Company RSU Award”) (other than Company RSU Awards granted after the date of the Merger Agreement), deferred stock unit award and performance-based Company RSU Awards (a “Company PSU Award”), will be cancelled in exchange for the Merger Consideration (less the applicable exercise price in the case of stock option awards). The number of Shares subject to each Company PSU Award shall be determined in accordance with the award agreements, by deeming the applicable performance goals to be achieved at the target level of performance, provided that with respect to any Company PSU Award for which fifty percent or more of the applicable performance period has been completed as of the Effective Time, the number of Shares will be determined based on actual performance. Company RSU Awards granted on or after the date of the Merger Agreement (other than any such awards granted to non-employee members of the Board) will be cancelled and converted into a cash award equal to the product of (a) the number of Shares subject to such Company RSU Award as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration, with such cash awards being subject to the same terms and conditions that applied to the Company RSU Award immediately prior to the Effective Time (including service-based vesting conditions).

Conditions to Closing

The Closing (as defined in the Merger Agreement) is subject to the fulfillment or waiver of certain customary mutual closing conditions, including: (a) the adoption of the Merger Agreement by holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), (b) the absence of any injunction by any court or other tribunal of competent jurisdiction, or adoption of any law, that prohibits or makes the consummation of the Merger illegal, and (c) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other regulatory approvals. The obligation of each party to consummate the Merger is also conditioned upon certain unilateral closing conditions, including the other party’s representations and warranties being accurate (subject to certain customary materiality exceptions) and the other party having performed and complied with its covenants in the Merger Agreement in all material respects. The availability of Parent’s financing is not a condition to the consummation of the Merger. The transaction is expected to close in the second half of 2023.

No-Shop

Under the Merger Agreement, the Company has agreed to certain “no-shop” restrictions which require the Company not to, and to cause its subsidiaries, affiliates and representatives not to, among other things, (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries or proposals that would reasonably be expected to lead to an alternative acquisition proposal or otherwise participate or engage in any discussions or negotiations regarding an alternative acquisition proposal or (b) provide access to properties, books and records or any non-public information relating to the Company or its subsidiaries to induce or knowingly facilitate the making of an alternative acquisition proposal. The Company may, however, prior to obtaining the Company Stockholder Approval, engage in discussions or negotiations and provide non-public information to a third party which has made a bona fide, written alternative acquisition proposal that did not result from a material breach of the Company’s “no-shop” restrictions and that the Board determines in good faith after consultation with its outside legal counsel and financial advisors that constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement).

Prior to obtaining the Company Stockholder Approval, the Board may, in certain circumstances, effect a Change of Recommendation (as defined in the Merger Agreement) and/or terminate the Merger Agreement to enter into a Superior Proposal, subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement, including paying a termination fee to Parent in specified circumstances, as described below.

Termination and Fees

The Merger Agreement contains termination rights for each of the Company and Parent, including, among others, (a) subject to certain limitations, if the consummation of the Merger does not occur on or before the nine-month anniversary of the signing of the Merger Agreement subject to (x) up to two 90-day extensions if on such date a closing condition related to regulatory approvals has not been satisfied or waived (the “End Date”) and (y) extension in certain circumstances wherein the Marketing Period (as defined in the Merger Agreement) for Parent’s debt financing has commenced but has not yet been completed by such date and (b) if the Company Stockholder Approval is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such Company Stockholder Approval. In addition, subject to certain conditions, the Merger Agreement may be terminated (i) by Parent if the Board effects a Change of Recommendation or (ii) by the Company if the Company terminates the Merger Agreement to enter into a definitive contract with respect to a Superior Proposal. The Company and Parent may also terminate the Merger Agreement by mutual written consent.

The Company is required to pay Parent a termination fee of $112 million in cash upon termination of the Merger Agreement under specified circumstances, including, among others, the Board effecting a Change of Recommendation or the termination of the Merger Agreement by the Company to enter into definitive contract with respect to a Superior Proposal.

The Merger Agreement also provides that a reverse termination fee of $205 million in cash will be payable by Parent to the Company under specified circumstances, including, among others, if (i) Parent fails to timely consummate the Merger following the completion of the Marketing Period after the satisfaction or waiver of certain closing conditions and the Company stands ready to consummate the Closing or (ii) Parent breaches its representations, warranties, covenants or agreements under the Merger Agreement such that there is a failure of certain conditions to the Merger that is not timely cured.

The Merger Agreement also provides that, in certain circumstances, either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement (including, subject to the terms and conditions of the Merger Agreement and the equity commitment letters, to force Parent to enforce the equity commitment letters and to consummate the Merger).

Financing

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses.

Affiliates of funds managed by affiliates of Apollo, on the one hand, and an affiliate of Irenic, on the other hand (each, an “Investor”, and collectively, the “Investors”), have severally committed to capitalize Parent at the Closing with an aggregate equity contribution equal to approximately $2.3 billion on the terms and subject to the conditions set forth in the signed equity commitment letters.

The Investors have also committed to provide debt financing in an aggregate principal amount of $725 million of senior unsecured notes on the terms set forth in the related debt commitment letter. In addition, certain financial institutions have severally committed to provide Parent with debt financing in an aggregate principal amount of up to $3.1 billion, on the terms set forth in the related debt commitment letters. The obligations of the lenders and the Investors, as applicable, to provide debt financing under the debt commitment letters are subject to a number of customary conditions.

Limited Guarantees

Concurrently with the execution of the Merger Agreement, the Investors entered into limited guarantees with the Company pursuant to which they agreed to severally guarantee the obligations of Parent and Merger Sub under the Merger Agreement, including payment of the reverse termination fee, damages payable by Parent for fraud or willful breach of the Merger Agreement and certain other reimbursement obligations and expenses under the Merger Agreement, in each case subject to the terms and conditions set forth in the Merger Agreement and the limited guarantees.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use reasonable best efforts to conduct its business in the ordinary course, use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key governmental entities and third parties, and refrain from taking certain actions without Parent’s consent during the period between the date of the Merger Agreement and the Closing. The parties have agreed to use reasonable best efforts to take all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including an obligation to defend against any litigation challenging the transaction, to commit and agree to any divestitures with respect to Parent, the Company and their respective subsidiaries, and to commit to any go-forward restrictions or obligations on Parent, the Company and their respective subsidiaries after Closing, in each case to permit Closing by the End Date.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement and the above description have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent, Merger Sub or their respective affiliates and the transaction contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

2.1*	Agreement and Plan of Merger, dated as of May 4, 2023, by and among Arconic Corporation, Arsenal AIC Parent LLC and Arsenal AIC MergeCo Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC; provided that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

Additional Information About the Proposed Transaction and Where to Find It

This Current Report on Form 8-K relates to the proposed transaction involving the Company. In connection with the proposed transaction, the Company will file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This Current Report on Form 8-K is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about the Company, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Arconic Corporation, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania, 15212-5872, Attention: Investor Relations; telephone (412) 315-2984, or from the Company’s website at www.arconic.com/sec-filings.

Participants in the Solicitation of Proxies

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 5, 2023, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 21, 2023, and in other documents filed by the Company with the SEC. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions.

Forward-Looking Statements and Information

This Current Report on Form 8-K contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; the Company’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; the Company’s strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the impact of inflationary price pressures; and the potential impact of public health epidemics or pandemics, including the COVID-19 pandemic. These statements reflect beliefs and assumptions that are based on the Company’s perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to: (i) continuing uncertainty regarding the impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers; (ii) deterioration in global economic and financial market conditions generally; (iii) unfavorable changes in the end markets we serve; (iv) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (v) adverse changes in discount rates or investment returns on pension assets; (vi) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (vii) the loss of significant customers or adverse changes in customers’ business or financial condition; (viii) manufacturing difficulties or other issues that impact product performance, quality or safety, or timely delivery; (ix) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production, including energy; (x) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (xi) challenges to or infringements on our intellectual property rights; (xii) the inability to successfully implement or to realize the expected benefits of strategic initiatives or projects; (xiii) the inability to identify or successfully respond to changing trends in our end markets; (xiv) the impact of potential cyber attacks and information technology or data security breaches; (xv) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws and other regulations, potential expropriation of properties located outside the U.S., sanctions, tariffs, embargoes, and renegotiation or nullification of existing agreements; (xvi) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (xvii) the impact of the ongoing conflict between Russia and Ukraine on economic conditions in general and on our business and operations, including sanctions, tariffs, and increased energy prices; (xviii) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; (xix) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; (xx) the possibility that the Company’s stockholders may not approve the proposed transaction; (xxi) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; (xxii) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (xxiii) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; (xxiv) the risk of any unexpected costs or expenses resulting from the proposed transaction; (xxv) the risk of any litigation relating to the proposed transaction; (xxvi) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and (xxvii) the other risk factors summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other documents filed by the Company with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this report, and other risks in the market. The statements in this Current Report on Form 8-K are made as of the date set forth above, even if subsequently made available by the Company on its website or otherwise. The Company disclaims any intention or obligation to update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC CORPORATION

Dated: May 4, 2023	By:	/s/ Daniel G. Fayock
	Name:	Daniel G. Fayock
	Title:	Executive Vice President and Chief Legal Officer